Contact:
Curt Stoelting
CEO
Pete Nicholson
CFO
ph: 630-573-7200

RC2 Reports Results for Third Quarter 2010;
Reaffirms Full Year Outlook

●	Positive quarterly and year-to-date consolidated net sales comparisons
●	Net sales in mother, infant and toddler products category up 13%, including 6% organic growth
●	Preschool, youth and adult products category transition on track - net sales down 4% but up 19% from continuing product lines
●	Gross margins negatively impacted by infant sleep positioners product charges, unfavorable product costs and sales mix, increased promotional allowances and transportation costs

Oak Brook, IL – October 19, 2010 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the third quarter and nine months ended September 30, 2010.  The Company reported net income for the third quarter 2010 of $12.4 million, or $0.56 per diluted share, compared with $13.6 million, or $0.66 per diluted share, for the third quarter 2009.  Excluding the impact of retailer product returns, inventory charges and costs related to infant sleep positioners and acquisition-related costs, net income was $13.9 million, or $0.63 per diluted share, for the third quarter 2010.  The Company reported net income for the nine months ended September 30, 2010, of $19.6 million, or $0.89 per diluted share, compared with $18.7 million, or $1.01 per diluted share, for the nine months ended September 30, 2009.  Excluding the impact of retailer product returns, inventory charges and costs related to infant sleep positioners and acquisition-related costs, net income was $21.1 million, or $0.96 per diluted share, for the nine months ended September 30, 2010.

Net sales for the third quarter 2010 increased by 2.0% to $129.0 million compared with net sales of $126.5 million for the third quarter a year ago.  Net sales for the nine months ended September 30, 2010, increased by 1.1% to $303.2 million compared with net sales of $299.8 million for the nine months ended September 30, 2009.  Favorable fluctuations in foreign currency exchange rates increased the 2010 nine month consolidated net sales by approximately 1.5%, but had no significant impact on third quarter consolidated net sales.

Infant Sleep Positioners
On September 29, 2010 the U.S. Consumer Product Safety Commission and the U.S. Food and Drug Administration issued a blanket warning related to all infant sleep positioners.  The Company has had no reported injuries from its line of Airflow® infant sleep positioners, but has stopped production of these products and is cooperating with retailers who request product returns.  Accordingly, the results of operations for the third quarter ended September 30, 2010, include amounts relating to estimated retailer product returns, write-down of existing inventory and other related costs totaling $2.0 million.  Annualized 2010 net sales of Airflow infant sleep positioners represent less than 1% of consolidated net sales.

Third Quarter Results
The 2010 third quarter gross margin decreased to 41.4%, as compared with 46.4% in the prior year third quarter, of which infant sleep positioners retailer product returns and inventory charges  reduced gross margin by 1.2 percentage points.  The remaining gross margin decrease was primarily due to unfavorable product cost and sales mix, as well as increased promotional allowances and transportation costs.  Selling, general and administrative expenses decreased to $34.7 million, or 27.0% of net sales, in the third quarter 2010, as compared with $36.8 million, or 29.1% of net sales, in the third quarter 2009, primarily due to lower royalty and other variable costs.

Operating income decreased to $18.2 million in the third quarter 2010, from $21.8 million in the third quarter 2009.  Operating income for the third quarter of 2010 includes $2.0 million of retailer product returns, inventory charges and costs related to infant sleep positioners, as well as $0.3 million of acquisition-related costs.  The effective tax rate was 33.4% in the third quarter 2010, compared with 36.7% in the third quarter 2009. The third quarter 2009 effective rate was unfavorably impacted principally by non-deductible discrete tax items.

Year-to-date  Results
Gross margin decreased to 42.5% for the nine months ended September 30, 2010, as compared with 43.4% in the nine months ended September 30, 2009, of which infant sleep positioners retailer product returns and inventory charges decreased gross margin by 0.5 percentage points.  The remaining gross margin decrease was primarily due to unfavorable product cost and sales mix, as well as increased promotional allowances and transportation costs.  Selling, general and administrative expenses increased to $97.7 million, or 32.2% of net sales, in the nine months ended September 30, 2010, as compared with $96.6 million, or 32.2% of net sales, in the nine months ended September 30, 2009, primarily due to increased marketing and legal expenses, partially offset by lower royalty costs.

Operating income decreased to $30.1 million in the nine months ended September 30, 2010, from $33.0 million in the nine months ended September 30, 2009.  Operating income for the nine months ended September 30, 2010, includes $2.0 million of retailer product returns, inventory charges and costs related to infant sleep positioners, as well as $0.3 million of acquisition-related costs.  The effective tax rate declined to 33.6% in the nine months ended September 30, 2010, from 37.2% in the nine months ended September 30, 2009, primarily due to the prior year tax rate being unfavorably impacted by non-deductible discrete tax items and lower 2010 estimated full year tax rate recognition.

JJ Cole® Collections
On August 4, 2010, the Company completed the acquisition of substantially all of the assets of JJ Cole Collections, a privately-held, developer and marketer of mother, infant and toddler stylized travel, storage, comfort and convenience products.  The Company funded the acquisition with approximately $41 million from its existing cash.  JJ Cole Collections’ senior management has retained approximately 9% carry-over ownership.

Cash and Outstanding Debt
As of September 30, 2010, the Company had cash and cash equivalent balances of $49.2 million, outstanding term debt of $41.3 million and no borrowings under its $70.0 million line of credit.  During the nine months ended September 30, 2010, the Company generated over $4.0 million in cash flow from operations.

Commentary
Curt Stoelting, CEO of RC2 commented, “Third quarter sales reflected strong organic growth in our continuing product lines, initial contributions from our recent JJ Cole Collections acquisition and continued international sales growth.  For the quarter, our international sales increased 18.7% due to strong growth in the mother, infant and toddler (MIT) products category and shipments of our new Chuggington train-play+ Die-cast and Interactive products lines. During the quarter, we also announced that we are launching Chuggington Die-cast in the U.S. exclusively at Toys “R” Us for the 2010 holiday season.

“Net sales in our MIT products category increased by 13.4% in the third quarter due to increases in The First Years® feeding and gear product lines and Lamaze infant development toys, as well as the acquisition of JJ Cole Collections.  Excluding sales from the acquisition, our MIT sales grew organically by over 6%.  We continue to invest in our MIT products business, which on an annualized pro forma basis now represents nearly 50% of our total annual net sales, and we expect continued growth in this category.

“Net sales in our preschool, youth and adult products category decreased 4.3% in the third quarter due to declines in the discontinued Take Along Thomas & Friends die-cast product line.  Excluding the impact on net sales from discontinued product lines of $16.2 million in the third quarter, net sales in this category were up 19.4%, due to increases from the Chuggington, Dinosaur Train and Thomas & Friends Early Engineers™ product lines.  We are seeing very positive overall results for our new product lines and are pleased with our year-to-date preschool, youth and adult products category transition.

“As expected, gross margin declined in the third quarter of 2010 compared with the prior year and with the first half of 2010.   Higher input costs including ocean transportation costs, along with China labor and currency inflation, continue to put pressure on our margins.  We remain focused on reducing costs and eliminating low-volume and low-margin items.  These efforts and future price increases should help offset input cost increases.

Stoelting concluded, “We are pleased with our nine months results and believe we are well positioned for success for the important upcoming holiday season.  We remain focused on our long-term strategic goals, which include both organic growth and growth through acquisitions.  Our strong financial position, our experienced, proven management team and our multi-category product portfolio provide us with the opportunity to continue to deliver solid results in 2010 during our preschool product line transition, while building toward higher levels of sustainable growth in 2011 and beyond.”

Financial Outlook
Sales and profits are dependent on a number of factors including the on-going success and expansion of our product lines, successful introductions of new products and product lines, and retention of key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions, including consumer retail spending and shifts in the timing of that spending, and the timing and level of retailer orders.  The Company continues to expect that diluted earnings per share for full year 2010 will be in the range of approximately $1.45 to $1.50, which includes the impact of the JJ Cole Collections acquisition, but excludes the impact of transaction and integration costs, and the impact of retailer product returns, inventory charges and costs related to infant sleep positioners.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including reconciliations of net income and diluted earnings per share excluding the impact of retailer product returns, inventory charges and costs related to infant sleep positioners and acquisition-related costs, net sales in our preschool, youth and adult products category excluding discontinued product lines and Adjusted EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provide useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, the Company believes the presentation of net income and diluted earnings per share excluding the impact of retailer product returns, inventory charges and costs related to infant sleep positioners and acquisition-related costs and net sales excluding net sales of discontinued product lines enhance an investor’s ability to make period-to-period comparisons of the Company’s operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Reconciliation of Net Income," "Reconciliation of Diluted Earnings Per Common Share," "Preschool, Youth and Adult Products Category Excluding Discontinued Product Lines" and "Calculation of Adjusted EBITDA" tables attached.

Adjusted EBITDA
Adjusted EBITDA is defined as recurring earnings before interest expense, taxes, depreciation, amortization and non-controlling interest and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, October 19, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on Thomson Reuters.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of a broad range of innovative, high-quality products for mothers, infants, and toddlers, as well as toys and collectible products sold to preschoolers, youths and adults.  RC2’s mother, infant, toddler and preschool products are primarily marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years®, Lamaze and JJ Cole® Collections brands, as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Special Agent Oso, Chuggington, Dinosaur Train, John Deere, Disney’s Winnie the Pooh, Princesses, Cars, Fairies and Toy Story, and other well-known properties.  RC2 markets its youth and adult products primarily under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, Asia Pacific and South America.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "estimate,'' "believe,'' "confidence,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Chuggington, Dinosaur Train, Bob the Builder, certain Disney properties and John Deere, vehicle manufacturers, agricultural equipment manufacturers and other licensors;  the effect on the Company’s business of the termination of the license of the Take Along Thomas & Friends die-cast product line at the end of 2009; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company’s relationship with licensors, including the effect on renewal and retention of licenses; uncertainty and potential adverse changes in the general economic conditions in the Company's markets, including fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally; currency exchange rate fluctuations, including in the Chinese renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; increases in the cost of raw materials, labor and other costs to manufacture the Company’s products could increase the Company’s cost of sales and reduce the Company’s gross margins; the Company’s ability to comply with covenants in its credit facility; competition in the markets for the Company's products may increase significantly;  the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; the Company may not be able to collect outstanding accounts receivable from its major retail customers; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; the risk of future write-downs of intangible assets; and the Company may experience unanticipated negative results of litigation.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(unaudited and in thousands, except per share data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
Net sales	$128,974	100.0%	$126,507	100.0%	$303,178	100.0%	$299,814	100.0%
Cost of sales (1)	75,577	58.6%	67,785	53.6%	174,389	57.5%	169,687	56.6%
Gross profit	53,397	41.4%	58,722	46.4%	128,789	42.5%	130,127	43.4%
Selling, general and administrative expenses (1)	34,747	27.0%	36,757	29.1%	97,695	32.2%	96,594	32.2%
Amortization	435	0.3%	153	0.1%	963	0.4%	514	0.2%
Operating income	18,215	14.1%	21,812	17.2%	30,131	9.9%	33,019	11.0%
Interest expense	559	0.4%	819	0.6%	1,657	0.5%	2,968	1.0%
Interest income	(193)	-0.1%	(153)	-0.1%	(665)	-0.2%	(344)	-0.1%
Other (income) expense, net	(867)	-0.7%	(311)	-0.2%	(479)	-0.2%	614	0.2%
Income before income taxes and non-controlling interest	18,716	14.5%	21,457	16.9%	29,618	9.8%	29,781	9.9%
Income tax expense	6,259	4.9%	7,864	6.2%	9,956	3.3%	11,071	3.7%
Net income before non-controlling interest	12,457	9.6%	13,593	10.7%	19,662	6.5%	18,710	6.2%
Less: net income of non-controlling interest	44	---	---	---	44	---	---	---
Net income	$12,413	9.6%	$13,593	10.7%	$19,618	6.5%	$18,710	6.2%

Earnings per common share:
Basic	$0.57		$0.68		$0.91		$1.03
Diluted	$0.56		$0.66		$0.89		$1.01

Weighted average shares outstanding:
Basic	21,636		20,078		21,535		18,215
Diluted	22,118		20,602		22,049		18,517

(1) Depreciation expense was $2.4 million and $2.9 million for the quarters ended September 30, 2010 and 2009, respectively.  Depreciation expense was $7.1 million and $8.6 million for the nine months ended September 30, 2010 and 2009, respectively.

Reconciliation of Net Income
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
As reported	$12,413	$13,593	$19,618	$18,710
Sleep-related product costs	1,278	---	1,278	---
Acquisition-related costs	191	---	191	---
As adjusted	$13,882	$13,593	$21,087	$18,710

Reconciliation of Diluted Earnings Per Common Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
As reported	$0.56	$0.66	$0.89	$1.01
Sleep-related product costs	0.06	---	0.06	---
Acquisition-related costs	0.01	---	0.01	---
As adjusted	$0.63	$0.66	$0.96	$1.01

RC2 Corporation and Subsidiaries
Selected Consolidated Balance Sheet Data
(in thousands)

	September 30, 2010	September 30, 2009	December 31, 2009
	(unaudited)	(unaudited)
Cash and cash equivalents	$49,223	$86,778	$88,049
Unrestricted certificates of deposit excluded from cash and cash equivalents	---	4,645	4,005
Trade accounts receivable, net	103,634	94,690	88,905
Inventory	93,375	70,630	65,888
Accounts payable and accrued expenses	79,367	69,846	69,951
Term loan	41,250	60,000	41,250
Total equity	$274,948	$235,013	$244,733

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales by category:
Mother, infant and toddler products	$50,688	$44,718	$144,854	$137,688
Preschool, youth and adult products	78,286	81,789	158,324	162,126
Net sales	$128,974	$126,507	$303,178	$299,814

Net sales by channel:
Chain retailers	$91,986	$93,117	$221,906	$224,681
Specialty retailers, wholesalers, OEM dealers and others	36,988	33,390	81,272	75,133
Net sales	$128,974	$126,507	$303,178	$299,814

Net sales by geographic location:
North America	$96,615	$99,471	$222,638	$232,195
International (1)	32,572	27,437	81,063	68,343
Sales and transfers between segments	(213)	(401)	(523)	(724)
Net sales (1)	$128,974	$126,507	$303,178	$299,814

(1)  International net sales in the quarter ended September 30, 2010, were unfavorably impacted by foreign currency exchange rates by approximately 2.1%.  Consolidated net sales and international net sales in the nine months ended September 30, 2010, were favorably impacted by foreign currency exchange rates by approximately 1.5% and 5.4%, respectively.

Preschool, Youth and Adult Products Category
Excluding Discontinued Product Lines
(in thousands)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Preschool, youth and adult products net sales from:
Continuing product lines	$77,924	$65,264	19.4%	$145,724	$124,516	17.0%
Discontinued product lines	362	16,525	(97.8%)	12,600	37,610	(66.5%)
As reported	$78,286	$81,789	(4.3%)	$158,324	$162,126	(2.3%)

Calculation of Adjusted EBITDA
(in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Income before income taxes and non-controlling interest	$18,716	$21,457	$29,618	$29,781
Depreciation	2,423	2,932	7,142	8,648
Amortization	435	153	963	514
Compensation expense for equity awards	1,486	1,466	3,642	3,812
(Gain) loss on sale of fixed assets	(4)	51	23	129
Interest expense	559	819	1,657	2,968
Sleep-related product costs	2,045	---	2,045	---
Acquisition-related costs	305	---	305	---
Adjusted EBITDA	$25,965	$26,878	$45,395	$45,852